                                                                     EXHIBIT 23



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-66696) pertaining to the Treadco, Inc. Stock Option Plan and Treadco, Inc. Disinterested Director Stockholder Plan and the Registration Statement (Form S-8 No. 33-43393) pertaining to the Treadco, Inc. Employees' Investment Plan of our report dated January 22, 1999, except for Note O as to which the date is March 15, 1999, with respect to the consolidated financial statements and schedule of Treadco, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.



                                        Ernst & Young LLP

Little Rock, Arkansas
March 16, 1999